Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Announces Authorization of a New

$20 Million Share Repurchase Program

AURORA, IL, August 29, 2011 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced that its board of directors has approved a new share repurchase program of up to an aggregate of $20 million of its Class A Common Stock. The newly authorized repurchase plan will continue until the date the maximum amount of dollars authorized has been expended or the date the program is modified or terminated by the board of directors. The plan calls for the repurchases to be made in the open market or through privately negotiated transactions. The timing and amount of any share repurchases will depend upon share price, corporate and regulatory requirements, economic and market conditions and other factors.

The Company’s previously approved share repurchase program remains in effect. That program has approximately $1.0 million of remaining availability.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband networking equipment, digital transmission products, remote monitoring tools, power distribution equipment, industrial-grade edge switches and demarcation products used by telecommunications service providers, utilities and other enterprises. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.